Exhibit 3.1
Initial Limited Partnership Agreement
This Initial Limited Partnership Agreement of TPG Private Equity Opportunities, L.P. (the “Agreement”) dated as of August 30, 2024, by and among TPG Private Equity Opportunities GenPar, L.P., as general partner (the “Initial General Partner” and the Initial General Partner and any successor or assign as general partner, the “General Partner”), and TPG LP A, Inc., as limited partner (the “Initial Limited Partner” and the Initial Limited Partner and any successor or assign as limited partner, the “Limited Partner” and together with the General Partner, the “Partners”).
Whereas, the Initial General Partner and the Initial Limited Partner intend to form TPG Private Equity Opportunities, L.P. as a Delaware limited partnership under and pursuant to this Agreement and the Delaware Revised Uniform Limited Partnership Act, Del. Code Tit. 6, Section 17-101, et seq. (as amended from time to time, the “Act”), upon the execution and filing with the Secretary of State of the State of Delaware (the “State Office”) of a certificate of limited partnership (as amended from time to time, the “Certificate”) complying with the requirements of the Act.
Witnesseth:
In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1    Name: The name of the limited partnership formed hereby shall be TPG Private Equity Opportunities, L.P. (the “Partnership”), or such other name as the General Partner may from time to time hereafter determine, the execution and filing with the State Office of a certificate of amendment to the Certificate by the General Partner to be conclusive evidence of any such determination and such a certificate of amendment shall constitute an amendment to this Agreement.
2    Purpose: The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3    Principal Business Address: The address of the Partnership is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, United States of America.

4    Registered Office and Agent: The address of the Partnership’s registered office in the State of Delaware is located at Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware 19807, United States of America, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

5    Partners: The names and the business, residence or mailing addresses of the Initial General Partner and the Initial Limited Partner are as follows:

Initial General Partner:
TPG Private Equity Opportunities GenPar, L.P.	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102
Initial Limited Partner:
TPG LP A, Inc.	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102

1

6    Powers: The General Partner shall have all power and authority to manage the business and affairs of the Partnership, including all power and authority to approve any merger, consolidation, conversion, domestication, division or other transaction permitted under the Act without the consent or approval of any Limited Partner. The powers of the General Partner shall include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Without limiting the generality of the foregoing, the taking of any action by the General Partner on behalf of the Partnership, including the execution and delivery of any instrument, certificate or other document by the General Partner on behalf of the Partnership, shall be duly authorized for all purposes. No Limited Partner, in its capacity as such, shall have the right to take part in the management or control of the business of the Partnership or to act for or bind the Partnership or otherwise to transact any business on behalf of the Partnership under this Agreement or the Act.
7    Certain Transactions: The fact that the General Partner or any of its affiliates is directly or indirectly interested in or connected with any person, firm, corporation, association or other entity (each, a “Person”) employed by the Partnership to render or perform a service, or from which or to whom the Partnership may buy or sell any property or otherwise transact any business, shall not prohibit or limit in any way the Partnership from employing or dealing with such Person on such terms as the General Partner or any officer shall determine, which terms shall be permitted by this Agreement, binding on all Persons and shall not be a breach of any duty at law or in equity, fiduciary or otherwise.
8    Dissolution: The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the General Partner approves (or if there is more than one general partner of the Partnership, then all of the general partners of the Partnership approve) the dissolution, (b) an event of withdrawal of a general partner has occurred under the Act, (c) at any time there is no limited partner or (d) the entry of a decree of judicial dissolution under Section 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up (A) upon an event of withdrawal of a general partner described in Section 8(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership) or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership or (B) at any time there is no limited partner as described in Section 8(c) if (i) within ninety (90) days after the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner, the personal representative of the last remaining limited partner and the General Partner agree to continue the business of the Partnership and to the admission of the personal representative of such limited partner or its nominee or designee to the Partnership as a limited partner, effective as of the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner or (ii) a limited partner is admitted to the Partnership pursuant to Section 25 of this Agreement, effective as of the occurrence of the event that cause the last remaining limited partner to cease to be a limited partner, within ninety (90) days after the occurrence of such event.
9    Liquidation and Termination: Upon dissolution of the Partnership, the General Partner shall pay the liabilities of the Partnership and make distributions in the following manner and order:
(a)    To creditors, including any Partner if it is a creditor, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to

2

Partners and former Partners under Section 17-601 or Section 17-604 of the Act; and

(b)    To the Partners in accordance with Section 18.

At such time as the distributions provided for in (a) and (b) above have been made, the General Partner shall cause a certificate of cancellation to be filed cancelling the Certificate and the Partnership shall terminate.

10    Accounting on Liquidation: Upon liquidation, a proper accounting shall be made by the Partnership’s accountants of the Partnership’s assets, liabilities and results of operations through the last day of the month in which the Partnership was terminated.

11    Capital Contributions: The Partners have contributed the following amounts, in cash, and no other property, to the Partnership (each a “Capital Contribution”):

Initial General Partner:
TPG Private Equity Opportunities GenPar, L.P.	$1.00
Initial Limited Partner:
TPG LP A, Inc.	$1.00

12    Additional Contributions: No Partner is required to make any additional capital contribution to the Partnership.

13    Capital Accounts: The Partnership shall maintain a capital account for each Partner (each, a “Capital Account”) that shall consist of (a) the sum of (i) such Partner’s Capital Contributions paid to the Partnership as of any given time, (ii) the portion of such Partner’s net income allocated to such Partner pursuant to Section 17 and (iii) the amount of any Partnership liabilities assumed by such Partner less (b) the sum of (i) the portion of the Partnership’s net loss allocated to such Partner pursuant to Section 17, (ii) all distributions made by the Partnership to such Partner pursuant to Sections 9 and 18 and (iii) the amount of such Partner’s liabilities assumed or paid by the Partnership by action of such Partner.

14    Return of Capital: The General Partner shall have the right to withdraw from the Partnership and, except as provided in the Act, to receive the return of all or any part of its Capital Account or its Capital Contributions to the Partnership as the General Partner may determine and the Limited Partner shall have the right to withdraw from the Partnership all or any part of its Capital Account or its Capital Contributions to the Partnership as the General Partner may determine.

15    No Interest on Capital Contribution: The Partners shall not be paid interest on any of their Capital Contributions or on their Capital Accounts.

16    Calculation of Profits and Losses: The profits and losses of the Partnership shall be determined for each fiscal year in accordance with U.S. generally accepted accounting principles.

17    Allocation of Profits and Losses: The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the Partners.

18    Distributions: Distributions shall be made to the Partners at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the

3

Partners in the same proportion as their then Capital Account balances. Notwithstanding any provisions to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law. Distributions may be made in cash or in-kind, or in a combination thereof, as determined by the General Partner, and the proportion of any distribution that is in-kind or in cash and in-kind may be made to the Partners in the same proportion as their then Capital Account balances or in such other proportion as determined by the General Partner.

19    Operating Expenses: The Partnership shall pay all current expenses, including administrative expenses and fees, before any allocations may be made to the Partners. Appropriate reserves may be determined and charged by the General Partner to the Capital Accounts of any Partner (in accordance with generally accepted accounting principles) for contingent liabilities, if any, as of the date any such contingent liabilities become known to the General Partner.
20    Fiscal Year and Method of Accounting: The General partner shall select the appropriate method of accounting and the beginning and end of the Partnership’s fiscal year (except for the first fiscal year of the Partnership, which shall begin on the date of this Agreement).
21    Records: The books and records of the Partnership shall be maintained at an office of the Partnership designated by the General partner.

22    Financial Statements and Reports: The General Partner shall oversee the accounting, tax and record keeping matters of the Partnership.

23    Assignments:

(a)    Unless otherwise determined by the General Partner, the Limited Partner may sell, assign, pledge or otherwise transfer or encumber (collectively “Transfer”) all or any part of its interest in the Partnership to any Person, and upon such Transfer (other than a pledge, encumbrance or other collateral assignment of its interest in the Partnership), the transferee shall be, without the requirement of any further action, admitted as a limited partner with respect to the interest so transferred and shall be bound by all of the terms and provisions of this Agreement. If a Transfer (other than a pledge, encumbrance or other collateral assignment of its interest in the Partnership) is of all of a Limited Partner’s interest in the Partnership immediately after the admission to the Partnership of the transferee, such Limited Partner shall be withdrawn from, and cease to be a limited partner of, or have any interest in, the Partnership and unless otherwise determined by the General Partner, such Limited Partner shall not be entitled to any distribution, payment or other consideration from the Partnership, whether under this Agreement, Sections 17-601 or 17-604 of the Act or otherwise, and the Partnership shall continue without dissolution, in each case, automatically and without the requirement of any further action.
(b)    The General Partner may Transfer all or any part of its interest in the Partnership to any Person, and, unless otherwise determined by the General Partner, upon such Transfer (other than a pledge, encumbrance or other collateral assignment of its interest in the Partnership), the transferee shall be, without the requirement of any further action, admitted as a general partner with respect to the interest so transferred and shall be bound by all of the terms and provisions of this Agreement. If a Transfer (other than a pledge, encumbrance or other collateral assignment of its interest in the Partnership) is of all of the General Partner’s interest in the

4

Partnership, immediately after the admission to the Partnership of the transferee, the General Partner shall be withdrawn from and cease to be a general partner of, or have any interest in, the Partnership and, unless otherwise determined by the General Partner, such General Partner shall not be entitled to any distribution, payment or other consideration from the Partnership, whether under this Agreement, Sections 17-601 or 17-604 of the Act or otherwise, such new general partner is authorized to carry on the business of the Partnership and the Partnership shall continue without dissolution, in each case, automatically and without the requirement of any further action. In accordance with Section 17-202 of the Act, within ninety (90) days after such assignment, the Certificate shall be amended to reflect the admission of the new General Partner and, if applicable, the withdrawal of the old General Partner.
24    Withdrawal: Except to the extent set forth in Section 23 and as except as otherwise determined by the General Partner, no Partner may withdraw from the Partnership.

25    Admission of Additional or Substitute Partners:
(a)    Subject to Section 23(a) of this Agreement, one (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.
(b)    Subject to Section 23(b) of this Agreement, one (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.
26    Liability:
(a)    Liability to Partnership. To the fullest extent permitted by law, no Partner or any affiliated entity of any Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership by reason of acts, omissions or errors in judgment including acts, omissions or errors in judgment constituting negligence or gross negligence. (i) No employee, director, officer or individual agent of the Partnership, (ii) no employee, director, officer or individual agent, shareholder, limited partner, member or general partner of a Partner, and (iii) no employee, director, officer or individual agent, shareholder, limited partner, member or general partner of any affiliated entity of a Partner, shall be liable, responsible or accountable in damages or otherwise to the Partnership by reason of acts, omissions or errors in judgment, except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such person’s fraud, gross negligence or willful misconduct. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 26 shall not be construed so as to relieve (or attempt to relieve) a Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 26 to the fullest extent permitted by law.
(b)    Rights not Exclusive. The rights accruing to each Partner, affiliated entity and Indemnified Person (as defined below) under this Section 26 and Section 27 shall not exclude any other right to which such Partner, affiliated entity or Indemnified Person may be lawfully entitled. Except as provided in Section 27, nothing herein

5

contained shall restrict the right of the Partnership to indemnify or reimburse a Partner, affiliated entity or Indemnified Person in any appropriate situation even though not specifically provided herein.

(c)    Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

27    Indemnification:
(a)    To the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless the Partners and each of its affiliated entities from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission (including acts or omissions constituting negligence or gross negligence) performed or omitted by a Partner or any affiliated entity on behalf of the Partnership. To the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless (i) each officer employee, director, officer and individual agent of the Partnership, (ii) each officer employee, director, officer and individual agent, shareholder, limited partner, member and general partner of a Partner and
(iii) each officer employee, director, officer and individual agent, shareholder, limited partner, member and general partner of any affiliated entity of a Partner (each, an “Indemnified Person”) from and against any Loss resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Partnership in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction to constitute fraud, gross negligence or willful misconduct. Expenses (including legal fees) incurred by a Partner or any affiliated entity or by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section shall be paid by the Partnership upon demand by such Partner, such affiliated entity or such Indemnified Person; provided that such Partner, such affiliated entity or such Indemnified Person shall reimburse the Partnership for such expenses if it is ultimately determined that such Partner, such affiliated entity or such Indemnified Person is not entitled to indemnification hereunder.
(b)    The Partnership hereby acknowledges that Indemnified Persons, the Partners and their affiliated entities have certain rights to indemnification, advancement of expenses and/or insurance provided by TPG, Inc. and certain of its affiliates (other than the Partnership) (collectively, the “TPG Indemnitors”). Notwithstanding anything in this Agreement to the contrary, an Indemnified Person, a Partner and its affiliated entities will not be denied indemnification or advancement of expenses solely on the basis that such Indemnified Person, such Partner or such affiliated entities may be entitled to indemnification and/or advancement of expenses from any TPG Indemnitor; provided that nothing in this Section 27 shall limit the partnership’s right to seek contribution and subrogation from any TPG Indemnitor.

6

28    Tax Election: The General Partner may make an election to have the Partnership treated for purposes of U.S. federal income tax in any manner permitted by applicable law at its sole discretion, or the discretion of any Tax Filing Authorized Person, as defined below.
29    Certain Tax Filings:
(a)    Each Tax Filing Authorized Person, as defined below, and such other person as the General Partner shall designate from time to time, acting alone, shall have the authority to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553, such other similar tax forms as are customary to file with any U.S. state, local or foreign governmental authorities in connection with the formation, activities and/or elections of a limited partnership and such other tax forms as may be approved from time to time by the General Partner. Any such filing made by any Tax Filing Authorized Person or such other person prior to the date of this Agreement is hereby ratified and approved.
(b)    “Tax Filing Authorized Persons” shall mean each of Terry Cockerham, Chris Gays, Keith Pritchard, Cameron Burkert, Jenni Elder and Casey Ford.
(c)    Each Tax Filing Authorized Person’s authority shall automatically terminate when such person ceases, for any reason, to be employed by either Holthouse Carlin & Van Trigt LLP, the Partnership or any entity affiliated with the Partnership or otherwise designated by the General Partner.

(d)    Any Tax Filing Authorized Person’s authority may be revoked, either with or without cause, by the General Partner at any time.

30    Amendment: This Agreement may be amended from time to time by the General Partner without the consent or approval of any Limited Partner.

31    Entire Agreement; No Amendment or Waiver: This Agreement supersedes all prior agreements with respect to the subject matter hereof. This Agreement reflects the terms of the Partners’ the entire agreement with respect to such subject matter. This Agreement may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the General Partner. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

32    Notices: Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing, shall be either personally delivered to the General partner to whom it is given or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by facsimile or electronic mail, addressed to the General Partner at the following addresses (or at such other address of the General Partner as shall be specified by like notice):

7

If to the General Partner, to:

TPG Private Equity Opportunities GenPar, L.P.
Attention: General Counsel
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102
Tel: 817 871 4000
Fax: 817 871 4001
If to the Limited Partner, to:
TPG LP A, Inc.
Attention: General Counsel
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102
Tel: 817 871 4000
Fax: 817 871 4001
All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission or electronic mail; (iii) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first-class mail; and (iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

33    GOVERNING LAW AND VENUE: THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. TO THE FULLEST EXTENT PERMITTED BY LAW, ALL MATTERS LITIGATED THAT INVOLVE THIS AGREEMENT OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN FORT WORTH, TARRANT COUNTY, TEXAS.
34    Future Actions: The Partnership and the Partners shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.
35    Limitation on Rights of Others: None of the provisions of this Agreement, including Section 13, shall be for the benefit of or enforceable by any creditor of the Partnership. Furthermore, the Partners shall not have any duty or obligation to any creditor of the Partnership to make any contribution to the Partnership or to issue any call for capital pursuant to this Agreement. Nothing in this Agreement shall be deemed to create any legal or equitable right, remedy or claim in any Person not a party hereto (other than an Indemnified Person and the affiliated entities of the Partners to the extent provided in Sections 26 and 27).
36    Elimination of Fiduciary Duty: Notwithstanding anything to the contrary under this Agreement or the Act, to the fullest extent permitted by law, the General Partner shall not owe any fiduciary duty to the Partnership or any Limited Partner or other Person.

8

37    Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the Partners and their successors and permitted assigns.

38    Severability: If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

39    Effectiveness: Pursuant to Section 17-201(d) of the Act, this Agreement shall be effective as of the effective time of the Certificate.
In witness whereof, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the day and year first written above.

INITIAL GENERAL PARTNER
TPG PRIVATE EQUITY OPPORTUNITIES GENPAR, L.P. By: TPG Private Equity Opportunities GenPar Advisors, LLC its general partner
By:	/s/ Martin Davidson
Name:	Martin Davidson
Title:	Chief Accounting Officer

INITIAL LIMITED PARTNER
TPG LP A, INC.
By:	/s/ Martin Davidson
Name:	Martin Davidson
Title:	Chief Accounting Officer

9